Exhibit 99.1

 Tel-Instrument Electronics Corp. Reports Financial Results for Second Quarter 2018 and Completes $3 Million Financing

East Rutherford, NJ – November 14, 2017 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net loss of $2.9 million on revenues of $1.8 million for the second quarter of fiscal year 2018. This loss included a $2.1 million accrual for punitive damages in the Aeroflex litigation. The Company also announced the completion of a $3 million preferred stock financing that closed on November 14, 2017.
Subsequent Events
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In October, the judge in the Aeroflex litigation rejected our motions to decrease the $2.8 million damage award and instead granted an additional $2.1 million of punitive damages. Our lawyers have contested both decisions and have requested that the damages be corrected or that a new trial be ordered. A hearing on these new motions will be held in Kansas later this month. Once a final damages judgement is entered, the Company will again have the opportunity to request a new trial or appeal the decision.

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On November 14, the company completed a $3 million preferred stock issuance with an existing investor. This preferred stock will include an 8% dividend rate and will be convertible into shares of common stock at a price of $3.00 per share. The Company also has an option to repurchase these preferred shares in three years.

Quarter Ended September 30, 2017 as Compared to September 30, 2016

The exhibits below have be updated to reflect the current period information as presented in the Form 10-Q for the period ended September 30, 2017.

For the quarter ended September 30, 2017, total net sales decreased $3,288,864 (64.8%) to $1,787,165, as compared to $5,076,029 for the quarter ended September 30, 2016. Avionics government sales decreased $3,310,071 (76.3%) to $1,028,693 for the quarter ended September 30, 2017, as compared to $4,338,764 for the quarter ended September 30, 2016. The decrease in sales is mostly attributed to the decrease in shipment of the U.S. Army TS-4530A Kits and Sets, and the CRAFT and ITATS units associated with the U.S. Navy programs, which contracts have now been completed. Commercial sales increased $21,207 (2.9%) to $758,472 for the quarter ended September 30, 2017 as compared to $737,265 for the quarter ended September 30, 2016. This increase is attributed to the increased sales of the TR-220 partially offset by a decrease in sales of the T-30D and lower part sales.

For the quarter ended September 30, 2017, total gross margin decreased $1,425,718 (78.1) to $399,870 as compared to $1,825,588 for the quarter ended September 30, 2016, primarily as a result of the much lower volume levels as well as labor and overhead variances as a result of the lower volume. The gross margin percentage for the three months ended September 30, 2017 was 22.4%, as compared to 36.0% for the three months ended September 30, 2016.

Selling, general and administrative expenses decreased $60,618 (8.9%) to $626,395 for the quarter ended September 30, 2017, as compared to $687,013 for the quarter ended September 30, 2016. This decrease was primarily attributed to lower salaries and related expenses, lower accrued profit sharing and commission expenses offset partially by higher professional fees.

Litigation expenses for the quarter ended September 30, 2017 decreased to $43,333 as compared to $188,125 for the quarter ended September 30, 2016 as a result of less activity as the Company was awaiting the decision by the court.

The Company recorded $2.1 million in additional legal damages for the quarter ended September 30, 2017 as a result of the court’s decision regarding punitive damages.

Engineering, research and development expenses decreased $54,104 (9.3%) to $529,667 for quarter ended September 30, 2017 as compared to $583,771 for the quarter ended September 30, 2016. The Company continues to invest in new products by taking advantage of our CRAFT and TS-4530A technology to develop smaller hand-held products, which will broaden our product line for both commercial and military applications. The Company is also developing its T-47/M5 Mode 5 test set, which will begin shipping to customers in the third quarter of this fiscal year.

The Company recorded losses from operations of $2,899,525 for the quarter ended September 30, 2017, as compared to income from operations of $366,679 for the quarter ended September 30, 2016.

Commenting on the results, Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “We knew fiscal year 2018 was going to be a choppy year from a revenue standpoint due to the completion of our last large military contract in the first quarter of the year and potential timing issues with the receipt of new volume orders. What we did not anticipate was the extended duration of the sales process for international Mode 5 markets or the imposition of additional damages in the Aeroflex litigation. These combined for an extremely disappointing second quarter from both a revenue and profitability standpoint. We continue to actively target the international Mode 5 market and our recent “Drive-to-Mode 5” marketing incentive plan for our international Mode 5 customers is generating added market activity in several key target markets. This includes several large pending international opportunities that we expect to close in the next few months. We are committed to aggressively pursuing this business and I am out of the country this week meeting with customers. Therefore, we will not be have the conference call this quarter. Our new T-47/M5 test set has received great reviews from international customers and we plan to start shipping units in volume to three international customers starting this quarter. We are also seeing continued steady sales or our TS-4530A test set. We are also releasing a new Remote Client software application for all of our Mode 5 products that will generate increased revenues and help improve our gross margins. Finally, the Company continues to see strong market activity on our TR-220 air traffic control (“ATC”) test set and we expect the commercial portion of our business to continue to grow as a result of the 2020 FAA ADS-B mandate.

“Aside from our core Mode 5 IFF market, the Company’s future growth and expansion is based largely on our new hand-held product which is less than half the size and weight of competitive products and will allow us to substantially increase our market presence in both the commercial avionics test market and the secure digital radio test set market. The mechanical design of the new test set is substantially complete and we are in the process of finalizing the software and user interface functions. The initial commercial avionics product is expected to be introduced in the first quarter of CY 2018 and the plan is to add additional test capabilities to this unit every three to six months. The Company’s goal is to become the market leader in world-wide commercial avionics by the end of the 2018 calendar year. We are also actively discussing marketing teaming arrangements with other companies in the secure communication and digital radio testing market, which is much larger than our existing avionics market.

“After a sharp drop in second quarter revenues, the Company anticipates improved results in the third quarter and a return to profitability in the fourth quarter of the current fiscal year. This is based on existing back-log as well as business currently in the sales pipeline with a high probability of closing. Moreover, we are forecasting increasing revenues and solid profitability in fiscal year 2019 when the international and F-35 Mode 5 sales are expected in volume as well as increasing sales from our new hand-held products.”
Concerning the current litigation, Mr. O’Hara commented, “We are very disappointed in the court’s decision to deny our motions to reduce the Jury award and assess $2.1 million in punitive damages. No judgement has yet been entered by the court, and we have filed a motion with the court that these damages are duplicative and are not supported by Kansas Law. A hearing on this motion will take place later this month. Once a final judgement has been entered, the Company has approximately 30 days to file an appeal or request a new trial. If the Company files an appeal, it will be required to post a bond in the amount of $1.975 to $2.1 million. The Company believes that it has excellent legal grounds to appeal this verdict. The appeal process would be expected to take two to three years to complete.”

Given the unexpected adverse legal decisions, the Company did an excellent job in securing $3 million of preferred stock financing with an existing shareholder with very low transaction costs. It also allows the Company the option to repurchase these preferred shares in three years. This transaction demonstrates confidence in the Company from a sophisticated investor and just as importantly ensures that we will have the sufficient capital to appeal the Aeroflex judgment. This was a good deal for our existing investors as it will allow us to accelerate our growth plans and should support a return to profitable operation next year. We look forward to seeing your at our Annual Meeting on January 17, 2017 and our next earnings call.”

The Company encourages investors to read its full results of operations as contained in our Quarterly Report on Form 10-Q filed on November 14, 2017 at www.sec.gov.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	March 31, 2017
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$130,235	$287,873
Accounts receivable, net	1,067,277	1,556,382
Inventories, net	4,456,377	4,208,179
Prepaid expenses and other current assets	77,282	188,578
Total current assets	5,731,171	6,241,012

Equipment and leasehold improvements, net	176,717	161,427
Other long-term assets	33,509	33,509
Total assets	5,941,397	6,435,948

LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Current portion of long-term debt	77,802	291,991
Line of credit	1,000,000	200,000
Capital lease obligations – current portion	6,564	6,268
Accounts payable and accrued liabilities	2,357,566	2,072,955
Federal and state taxes payable	-	4,105
Deferred revenues – current portion	45,358	123,720
Accrued legal damages	4,900,000	2,800,000
Accrued payroll, vacation pay and payroll taxes	417,016	527,413
Total current liabilities	8,804,306	6,026,452

Capital lease obligations – long-term	10,402	13,760
Long-term debt	-	2,124
Deferred revenues – long-term	366,915	352,973
Warrant liability	5,000	95,000
Total liabilities	9,186,623	6,490,309

Commitments

Stockholders’ (deficit) equity:
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	8,123,184	8,107,369
Accumulated deficit	(11,693,996)	(8,487,316)
Total stockholders’ (deficit) equity	(3,245,226)	(54,361)
Total liabilities and stockholders’ (deficit) equity	$5,941,397	$6,435,948

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net sales	$1,787,165	$5,076,029	$5,329,242	$10,418,398
Cost of sales	1,387,295	3,250,441	3,688,082	6,716,157

Gross margin	399,870	1,825,588	1,641,160	3,702,241

Operating expenses:
Selling, general and administrative	626,395	687,013	1,332,681	1,460,042
Litigation expenses	43,333	188,125	425,845	326,840
Legal damages	2,100,000	-	2,100,000	-
Engineering, research and development	529,667	583,771	1,144,940	1,168,648
Total operating expenses	3,299,395	1,458,909	5,003,466	2,955,530

(Loss) income from operations	(2,899,525)	366,679	(3,362,306)	746,711

Other income (expense):
Proceeds from life insurance	-	-	92,678	-
Amortization of deferred financing costs	(1,357)	(1,357)	(2,714)	(2,713)
Change in fair value of common stock warrants	(5,000)	34,000	90,000	251,203
Interest expense	(14,707)	(17,507)	(24,338)	(35,333)
Total other (expense) income	(21,064)	15,136	155,626	213,157

(Loss) income before income taxes	(2,920,589)	381,815	(3,206,680)	959,868

Income tax expense	-	109,760	-	277,504

Net (loss) income	$(2,920,589)	$272,055	$(3,206,680)	$682,364

Basic (loss) income per common share	$(0.90)	$0.08	$(0.98)	$0.21
Diluted (loss) income per common share	$(0.90)	$0.07	$(0.98)	$0.20

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	3,255,887	3,266,133	3,255,887	3,267,192